Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered by and between Deep Down, Inc., a Nevada corporation (“Deep Down”) and Ronald E. Smith (“Smith”) on August 15, 2019, to be effective as of September 1, 2019. Deep Down and Smith are sometimes collectively referred to as “Parties” or singularly as a “Party.”

Recitals

WHEREAS, Smith desires to retire as a full-time executive employee of Deep Down, and step down from Deep Down’s Board of Directors;

WHEREAS, Deep Down desires to retain the benefit of Smith’s experience and institutional knowledge as a consultant on a continuing basis; and

WHEREAS, Smith entered into an Employment Agreement (the “Employment Agreement”) with Deep Down on May 11, 2016 retroactively effective January 1, 2016, which Smith and Deep Down desire to terminate subject to the obligations that survive the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, which is hereby incorporated into the Agreement, and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1       Termination of Employment Agreement.

1.1       Termination. The Parties hereby agree that the Employment Agreement and Smith’s employment with Deep Down is hereby terminated effective August 31, 2019, without further obligation to make any payments or comply with any obligations thereunder after that date except as set forth in Section 1.4 below on the part of either Party except as stated herein.

1.2       Accrued Vacation. Smith’s accrued but unused vacation shall be paid out in accordance with Deep Down policy in effect as of August 31, 2019.

1.3       Retention of Certain Items. Smith shall be entitled to retain the company laptop presently in his possession without repayment to Deep Down for same.

1.4       Survival of Certain Obligations. The Parties agree that Sections 8(c)(d)(e)(f), and 11 of the Employment Agreement shall survive termination of the Employment Agreement. Smith agrees to be permanently bound by the Non-Disclosure obligation of Section 8(a). Smith agrees to immediately comply with the obligations to return all Confidential Information (as that term is defined in the Employment Agreement) and other information in compliance with Section 8(b) of the Employment Agreement.

2       Retirement from Board of Directors / Continuation of Indemnity Agreement. Smith hereby tenders his resignation from the Board of Directors of Deep Down effective August 31, 2019. The Parties agree that the obligations Deep Down has accepted in favor of Smith under that certain Indemnification Agreement dated June 24, 2019, shall remain in full force and effect with respect to the actions of Smith on behalf of Deep Down through August 31, 2019.

3       Purchase of Stock.

3.1       Purchase of Shares. Deep Down desires to purchase and Smith desires to sell 300,000 of Smith’s shares in Deep Down to Deep Down. Smith therefore agrees to sell and Deep Down agrees to purchase 300,000 shares of Deep Down’s common stock, $0.001 par value (the “Shares”) on the Effective Date in exchange for those assets listed on Exhibit A hereto. Smith shall cause the Shares, whether represented by certificates or registered by book entry, to be assigned to Deep Down, and Deep Down shall effect delivery of the assets listed on Exhibit A as of the Effective Date.

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Smith agrees that beginning on August 15, 2019 through August 31, 2019, without the prior written consent of Deep Down, he shall not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares now or hereafter owned or held by him or his affiliates or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Shares, whether any such transaction described in clauses (a) or (b) is to be settled by delivery of securities, in cash or otherwise.

4       Consulting Arrangement.

4.1       Duties. Beginning September 1, 2019 Smith agrees to become an independent contractor consultant to Deep Down (the “Consulting Arrangement”). Smith agrees to serve in this consulting capacity through December 31, 2021. During the consulting period, Smith agrees to provide, at Deep Down’s option, at least 15 hours of service to Deep Down per week to assist on operational, management, financial and other business matters. Deep Down and Smith agree to work together on a mutually agreeable schedule, which may occasionally require Smith to be available for substantially more than 15 hours of service per week. Unless otherwise required, Smith shall perform consultation duties remotely. Unless requested in writing by Deep Down’s CEO, Smith shall not utilize Deep Down offices or staff to assist Smith in performance of his duties under this Agreement.

4.2       Compensation. In exchange for Smith’s services as a consultant, Deep Down agrees to pay Smith the gross sum of $41,769.80 per month, on or before the last business day of the month, beginning September 1, 2019 and continuing thereafter through December 2019 for a total of 4 months. Afterward, Deep Down will pay Smith the gross sum of $15,000.00 per month for 24 months beginning January 2020 and concluding at the end of December 2021 for Smith’s services as a consultant (the “Consultancy Payments”).

4.3       Status. Smith acknowledges and understands that Smith’s status as an employee of Deep Down is terminating effective August 31, 2019, and that Smith will be an independent contractor to Deep Down beginning September 1, 2019. Under no circumstances shall Smith be considered an employee of Deep Down during the consulting period or at any time in the future unless expressly rehired as an employee of Deep Down. Smith shall be wholly and solely responsible for the payment of all payroll and employment taxes on sums paid for Smith’s consulting service and acknowledges that Deep Down will issue Smith an IRS form 1099 for all sums paid Smith as a consultant. No fringe benefits or other benefit program applicable to Deep Down employees shall be applicable to Smith in conjunction with the Consulting Arrangement.

Smith shall be solely responsible for any and all expenses incurred in performance of the Consulting Arrangement and shall have no right of reimbursement from Deep Down unless expressly authorized by Deep Down’s CEO in advance.

Nothing herein shall create a joint venture, partnership or business arrangement other than that of independent contractor consultant during the performance of Smith’s consulting duties for Deep Down. Smith shall wholly be responsible for all personal insurance of all types and the wages of any persons that Smith may retain to assist Smith in performing consulting duties for Deep Down.

Smith shall have no authority over Deep Down employees unless specifically authorized in writing by Deep Down’s CEO.

4.4       Representative Authority. Smith shall have no authority to bind, and shall take no action attempting to bind, Deep Down for any purpose with any third-party, including but not limited to, any Governmental Agency (defined below), shareholders and clients of Deep Down. Smith shall not communicate with any Governmental Agency, client or shareholder of Deep Down in Smith’s capacity as a consultant on behalf of Deep Down without express written authorization from Deep Down’s CEO.

4.5.       Conflict of Interest. Smith shall conduct all work performed under the Consultancy Arrangement for Deep Down with honesty, loyalty, and integrity. For this reason, Smith shall:

4.5.1       not hold, directly or indirectly, a financial interest in excess of two percent in any business that provides the same goods or services as Deep Down;

4.5.2       not hold, directly or indirectly, a financial interest in excess of two percent in any business that provides goods or services to Deep Down, except as authorized by Deep Down in writing;

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4.5.3       not hold, directly or directly, a financial interest in excess of two percent in any business that purchases goods or services from Deep Down and repackages and\or resells those goods or services, except as authorized by Deep Down in writing;

4.5.4       report to Deep Down if any family member or relative of employee works for or with a business that provides the same goods or services as Deep Down;

4.5.5       report any offer of employment received by Smith from a client or vendor;

4.5.6       report any attempted bribe of any kind made to Smith which could affect Smith’s judgment in acting on behalf of Deep Down even if it does not have that affect;

4.5.7       not borrow money from or lend any money to a client or vendor of Deep Down; and

4.5.8       not accept any gift or other consideration from a client, vendor or prospective client or vendor.

4.6       Confidential Information. Within this Agreement, “Confidential Information” shall mean Deep Down’s or Deep Down’s affiliates’ information which is used in Deep Down’s business and is (i) proprietary to, about or created by Deep Down; (ii) gives Deep Down some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Deep Down; (iii) designated as Confidential Information by Deep Down, or from all the relevant circumstances should reasonably be assumed by Smith to be confidential and proprietary to Deep Down; or (iv) not generally known by persons or businesses outside of Deep Down. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

4.6.1       Work Product. Means product or information resulting from or related to work or projects performed or to be performed for Deep Down;

4.6.2       Other Proprietary Information. Smith is aware of and acknowledges that Deep Down has developed special competence and knowledge in the subsea oilfield service industry and has accumulated information not generally known to others in the field which is of unique value in the conduct and growth of Deep Down’s business and which Deep Down treats as proprietary. This information includes data relating to Deep Down’s proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

4.6.3       Third-Party Information. Confidential or proprietary information from third parties subject to a duty on Deep Down's part to maintain the confidentiality of such information and to use it only for certain limited purposes;

4.6.4       Business Operations. Internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting Deep Down’s business;

4.6.5       Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Deep Down which have been or are being discussed; and

4.6.6       Clients. Names of Deep Down clients and their representatives, contracts and their contents and parties, customer services, and data provided by clients.

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4.7       Non-Disclosure. Smith agrees to permanently secure and protect Confidential Information disclosed to Smith during the Consulting Arrangement in a manner consistent with the maintenance of Deep Down’s confidential and proprietary rights in the Confidential Information.

4.8       Non-Disparagement. Smith promises to refrain from making any disparaging remarks about Deep Down at all times in the future and Deep Down promises to control the statements of its upper management such that the members of upper management make no disparaging remarks about Smith at all times in the future. Smith may, however, make any appropriate good faith charge to any governmental agency regarding the actions of Deep Down, including but not limited to making a report to the Securities and Exchange Commission regarding the actions of Deep Down.

4.9       Return of Materials. Smith agrees that upon termination of this Consulting Arrangement under this Agreement, Smith shall: (a) deliver to Deep Down all Confidential Information and all copies thereof, along with any and all other property belonging to Deep Down or any client or supplier of Deep Down, (b) return to Deep Down all equipment or devices, if any, (c) deliver all passwords and log in information for online profiles; and (d) return to Deep Down all sales material and all other documents, information or materials of whatever kind or nature and stored on any type of media developed by or for Deep Down and thereafter shall neither use such documents, information materials or any similar materials, nor supply or make available such documents, information or materials to any third party.

4.10       Non-Hire / Non-Solicitation of Employees and Contractors. Separate and apart from any surviving obligation Smith may have under the Employment Agreement, Smith agrees that during the term of the Consulting Arrangement, Smith will not, either through any kind of ownership (other than ownership of securities of publicly held corporations of which Smith owns less than five percent of any class of outstanding securities) or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner or in any individual or representative capacity whatsoever, either for Smith’s own benefit or for the benefit of any other persons or firm, partnership, association, corporation or other entity, without the prior written consent of Deep Down’s CEO, hire or solicit, recruit or otherwise induce any person, with whom Smith worked or interacted directly, who is, or within the preceding six months was, an employee of Deep Down or independent contractor or consultant of any kind providing services to Deep Down, to terminate or curtail his, her or its business relationship with Deep Down.

4.11       Non-Solicitation of Clients and Referral Sources. Separate and apart from any surviving obligation Smith may have under the Employment Agreement, Smith agrees that during the term of the Consulting Arrangement, Smith will not, either through any kind of ownership (other than ownership of securities of publicly held corporations of which Smith owns less than five percent of any class of outstanding securities) or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner or in any individual or representative capacity whatsoever, either for Smith’s own benefit or for the benefit of any other persons or firm, partnership, association, corporation or other entity, without the prior written consent of Deep Down’s CEO, solicit or accept any business from any client of Deep Down wherever located throughout the world, who Smith was aware of, for any purpose that might cause the client to curtail or terminate its business or prospective business with Deep Down, or solicit or accept referrals of business from any referral source.

4.12       Covenant Not to Compete. Separate and apart from any surviving obligation Smith may have under the Employment Agreement, Smith agrees that during the term of the Consulting Arrangement, Smith will not, either through any kind of ownership (other than ownership of securities of publicly held corporations of which Smith owns less than five percent of any class of outstanding securities) or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner or in any individual or representative capacity whatsoever, either for Smith’s own benefit or for the benefit of any other persons or firm, partnership, association, corporation or other entity, without the prior written consent of Deep Down, participate in a Competing Business or compete with Deep Down, in any respect, anywhere in the world.

4.13       Termination of Consulting Arrangement. Smith may terminate the Consulting Arrangement under this Agreement upon written notice to Deep Down. Upon written notice of termination by Smith, the Consulting Arrangement under this Agreement will terminate at the end of the calendar month in which written notice is delivered. The Consulting Arrangement under this Agreement shall also terminate immediately upon the death or Disability of Smith. In the event of termination of the Consulting Arrangement under this Agreement, Deep Down shall not be obligated to make any further Consultancy Payments to Smith. Within this Agreement, “Disability” shall mean Smith’s absence from consulting duties on a substantial basis for a period of 120 consecutive or non-consecutive calendar days during any 12 month period.

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Deep Down may terminate the Consulting Arrangement, with no further obligation to Smith beyond the payment due in the month in which termination occurs, upon Smith’s material breach of this Agreement or willful refusal to provide the consulting services provided for by this Agreement for a period of more than 30 days. Deep Down shall provide written notice of its intention to terminate the Consulting Arrangement to Smith under this provision and Smith shall have 15 days to remedy such breach or refusal before Deep Down’s termination shall become effective.

In the event that Deep Down sells all or substantially all of its assets or stock as part of a change in control prior to December 31, 2021, the Consulting Arrangement shall end and all Consultancy Payments shall accelerate and become due in full at the time of the closing of the change in control.

In the event of termination of the Consulting Arrangement before December 31, 2021 for any reason other than change of control of Deep Down, the obligations of Sections 4.10, 4.11, and 4.12 shall survive through December 31, 2021.

5       Severance and Release of Liability.

5.1       Severance Payment. In addition to the sums agreed to be paid under Section 4.2 above, Deep Down hereby agrees to pay Smith a severance payment in the total sum of $250,000.00 as follows: (a) $50,000.00 on or about August 31, 2019 and (b) eight installments of $25,000.00, paid on or about the 15th and 30th day of the month from September through December 2019 (the “Severance Payment”).

5.2       Release. In return for the Severance Payment, Smith hereby releases Deep Down and its principals, owners, directors, officers, parent companies, subsidiaries, affiliates, employees, shareholders, insurance carriers, attorneys, agents and other persons acting on behalf of Deep Down (collectively referred to as “the Released Parties”) from all claims of whatsoever nature that Smith may have against the Released Parties arising from or in any way related to Smith’s employment with Deep Down and in any way relating to Smith’s service on the Board of Directors of Deep Down. Smith also releases the Released Parties from all claims of whatsoever nature that Smith may have against the Released Parties arising from or in any way related to the termination of Smith’s employment with Deep Down, and from any and all claims that Smith may have against any of the Released Parties arising from any act occurring prior to the execution of this Agreement, including, without limitation, any claim, demand, action, cause of action or right, including claims for attorney's fees, based on but not limited to: (a) the Americans with Disabilities Act of 1990, as amended; (b) Tex. Hum. Res. Code § 121.001, et seq.; (c) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (d) the Civil Rights Act of 1991; (e) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (f) 42 U.S.C. Sec 1981; (g) the Equal Pay Act of 1963; (h) the Fair Labor Standards Act, as amended; (i) the Rehabilitation Act of 1973, as amended; (j) the Age Discrimination in Employment Act of 1967, as amended; (k) the Older Workers Benefit Protection Act of 1990; (l) Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act of 1983), as amended (including, but not limited to, Tex. Lab. Code §§21.051 – 21.055 and 21.401 – 21.405); (m) the Family Medical Leave Act of 1993, codified as 29 U.S.C. §§ 2601, et seq., as amended; (n) the Texas Workers’ Compensation Act, as amended, including, but not limited to, Texas Labor Code §§ 451.001, et seq.; (o) the National Labor Relations Act; (p) the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; (q) the Smith Retirement Income Security Act, as amended; (r) the Internal Revenue Code of 1986, as amended, including but not limited to, any claim for taxes, interest, or penalties under IRC 409A; (s) the Sarbanes Oxley Act of 2002, including 15 U.S.C. § 1514A; (t) Immigration Reform and Control Act, as amended; (u) the Occupational Safety and Health Act, as amended; (v) Genetic Nondiscrimination Act of 2008, as amended; (w) any existing employment agreement or potential entitlement under any Deep Down program or plan; (x) Tex. Health & Safety Code §81.101, et seq. (the Texas communicable disease law); and (y) any other statute or law, including all suits in tort or contract, including wrongful termination and claims for reimbursement, bonus, incentives, commissions, compensation and benefits, defamation, damage to business reputation, impairment of economic opportunity, and any other claims for compensatory, statutory, or punitive damages.

Smith understands this release is not intended to interfere with Smith’s right to file a charge with, or provide information regarding the activities of Deep Down to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, Texas Commission on Human Rights or any other governmental agency (collectively “Governmental Agency”) in connection with any claim Smith believes Smith may have against the Released Parties. However, by executing this Agreement, Smith hereby waives the right to recover in any proceeding Smith may bring before any Governmental Agency, in any proceeding brought by any Governmental Agency on Smith’s behalf.

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5.3       OWBPA Compliance. In accordance with the Older Worker’s Benefit Protection Act of 1990, Smith is aware of and acknowledges the following: (a) Smith is waiving all rights and claims that Smith has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that Smith has under other federal, state, or local laws with regard to age and other employment discrimination; (b) Smith has been advised by Deep Down to consult with an attorney prior to executing this Agreement; (c) Smith has a period of 21 days in which to consider this Agreement before signing it; (d) for a period of 7 days following the signing of this Agreement, Smith may revoke this Agreement (solely as to any claims under the federal Age Discrimination in Employment Act) and this Agreement shall not become effective and enforceable as to any claims under the federal Age Discrimination in Employment Act until that 7-day revocation period has expired; (e) Smith has carefully read and fully understands all of the provisions of this Agreement; (f) Smith knowingly and voluntarily agrees to all the terms set forth in this Agreement; and (g) Smith knowingly and voluntarily intends to be legally bound by this Agreement. Smith further agrees that, in the event Smith decides to revoke this Agreement as provided for by this Section, Smith will deliver written notice to Charles Njuguna by mail (postmarked no later than the 7th day), facsimile, or email.

SMITH ACKNOWLEDGES THAT THE SEVEN DAY RIGHT TO RESCIND THIS AGREEMENT, AS NOTED IN THIS PARAGRAPH, SHALL EXTEND ONLY TO SMITH’S POTENTIAL AGE DISCRIMINATION CLAIMS. SMITH ACKNOWLEDGES AND AGREES THAT THE REMAINDER OF THE RELEASES ENUMERATED IN PARAGRAPH 3 OF THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT EVEN IF SMITH RESCINDS THE AGREEMENT AS PROVIDED BY THIS SECTION.

5.4       Relinquishing Right to Re-Employment. Smith hereby relinquishes any right to re-employment with Deep Down after Smith executes this Agreement. Smith agrees that Smith no longer desires employment with Deep Down, and that Smith shall not seek, apply for, accept or otherwise pursue employment with Deep Down. Smith acknowledges that if Smith re-applies for or seeks employment with Deep Down, Deep Down’s refusal to hire Smith based on this provision will provide a complete defense to any claims arising from any attempt by Smith to apply for employment.

6       Commission on Sale of Certain Assets. In addition to the other payments provided for under this Agreement, Deep Down agrees to pay Smith 1.5% of the net sale or lease value of the assets listed on Exhibit B if such sale or lease occurs prior to December 31, 2021, unless those assets listed in Exhibit B are sold or leased in conjunction with a sale of all or substantially all of the assets or stock of Deep Down, in which case no commission is due.

7       Sale of Truck \ Assumption of Liability. Deep Down agrees to sell Smith that certain Chevrolet Silverado 2500, XXXXXXXXXXX209711 (the “Vehicle”), purchased by Deep Down on or about July 19, 2019 valued at $65,506.00. Smith agrees to pay off the existing GM Finance loan owed by Deep Down on the Vehicle of approximately $66,414.63, or whatever amount it may be. Smith accepts the vehicle from Deep Down as is, with no warranty or representations as to condition whatsoever by Deep Down. Smith shall be solely responsible for the condition of the vehicle and has been given opportunity to inspect the Vehicle prior to purchase. Smith shall be responsible for any sales tax and other costs arising from the sale of the Vehicle by Deep Down to Smith. Smith agrees to indemnify and defend Deep Down for any claim concerning the Vehicle whatsoever, whether by Smith or any third-party as it relates to the condition of the Vehicle.

8       Patents, Copyrights and Trademarks. Smith agrees that all Intellectual Property is the sole property of Deep Down as outlined herein:

8.1       Intellectual Property. Within this Agreement “Intellectual Property” means all inventions, original works of authorship, developments, concepts, know-how, formulae, methods, and trademarks of any kind whatsoever, individually or jointly created, conceived, developed or reduced to practice, which are original creations or improvements upon existing inventions, works, or marks, regardless of whether patentable or registerable under any law, that Smith created, conceived, developed or reduced to practice during Smith’s employment with Deep Down (whether or not created, conceived, developed, or reduced to practice during work hours) that: (i) were developed using equipment, supplies, facilities, or trade secrets of the Deep Down; (ii) resulted at least in part from work performed by Smith for Deep Down or know-how obtained working for Deep Down; or (iii) related to Deep Down’s current or anticipated research and development.

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8.2       Assignment. Without any additional compensation, Smith hereby assigns to Deep Down, or its designee, all Smith’s right, title and interest throughout the world in and to any and all Intellectual Property, including without limitation all patent, trademark, trade secret, copyright, and other proprietary rights therein which has not previously been fully assigned to Deep Down. Smith shall not, without Deep Down’s prior written consent, apply for a patent in any country in relation to Deep Down’s Intellectual Property. Smith shall promptly inform Deep Down if Smith applies for a patent in any country. Smith further hereby waives and forever releases any moral rights or rights of attribution with respect to any Invention.

8.3       Records. Smith agrees to keep and maintain adequate and current written records of all Intellectual Property, including, but not limited to, notes, sketches, drawings, flow charts, electronic data or recordings, and laboratory notebooks at Deep Down’s place of business. Smith agrees that such records shall be the sole property of Deep Down and Smith agrees not to remove such records from the Deep Down's place of business except as expressly permitted by Deep Down.

8.4       Assistance. Smith agrees to assist Deep Down, or its designee, at Deep Down's expense, in every way to secure Deep Down's rights in the Intellectual Property in all countries during Smith’s employment with Deep Down at any time necessary thereafter. To the extent Smith is unable or unwilling to provide such assistance, Smith hereby irrevocably designates and appoints Deep Down and its duly authorized officers and agents as Smith’s agent and attorney in fact, to act for and in Smith’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further Deep Down’s rights in the Intellectual Property. Smith hereby waives and irrevocably assigns to Deep Down any and all claims, of any nature whatsoever, which Smith now or hereafter has for past, present or future infringement of any and all proprietary rights assigned to Deep Down with respect to any Intellectual Property.

9       Mediation. If either of the Parties shall fail to comply with or perform any term, provision or covenant of this Agreement except those contained in Sections 4.10, 4.11 and 4.12, then the Parties shall submit their dispute to mediation at which the Parties each agree to negotiate in good faith in an effort to resolve the dispute prior to institution of litigation.

10       General Provisions.

10.1       Applicable Law, Forum, and Venue. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Texas without regard to the conflicts of laws or principles thereof. The Parties agree that Texas shall be the forum for any action or suit related to this Agreement, including, but not limited to, any claim affecting its validity, construction, effect, performance or termination. The Parties further agree that the venue for any such action or suit shall exclusively be the state or federal courts sitting in Harris County, Texas.

10.2       Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT.

10.3       Performance. The Parties agree that this Agreement is performable in whole or in part in the State of Texas.

10.4       Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is intended to benefit only the Parties and may be enforced solely by the Parties, their successors in interest or permitted assigns. It is not intended to, and shall not, create rights, remedies or benefits of any character whatsoever in favor of any persons, corporations, associations, or entities other than the Parties, except as provided herein.

10.5       Mediation. Before engaging in litigation arising from any dispute regarding or in any way related to this Agreement, including any dispute under the Employment Agreement, the Parties agree to submit their dispute to mediation and each Party agrees to negotiate in good faith to resolve the dispute without necessity of Court intervention.

10.6       Waiver. No waiver by Deep Down of any breach by Smith of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

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10.7       Entire Agreement. This Agreement constitutes the entire agreement between the Parties and, except as expressly mentioned hereunder, all other agreements of any kind whatsoever among the Parties, whether written or oral, are hereby terminated with no further obligation by either Party. This specifically includes, but is not limited to informal agreements between the Parties.

10.8       Modifications. No modification of this Agreement shall be effective unless in writing and signed by both Parties.

10.9       Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a judicial body, such holding shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, such provisions as so rewritten shall be binding upon the Parties hereto.

10.10       Disclaimer of Reliance. The Parties warrant and represent that no promise, agreement, representation, inducement, or condition which is not herein expressed has been made to either Party by the other, or any agent or representative of either Party to the other, in executing this Agreement. The Parties further warrant and represent they are not relying upon, and expressly disclaim, any such promise, agreement, representation, inducement, or condition which is not herein expressed in executing this Agreement. The Parties represent and warrant they are relying solely upon their own judgment in entering this Agreement.

10.11       Assignment. This Agreement may be assigned by Deep Down to any affiliated or related company at any time without notice. This Agreement may not be assigned by Smith for any reason without express written consent of Deep Down.

10.12       Attorney Fees. Should Deep Down be required to enforce the terms of this Agreement by court action or bring court action against Smith for breach of this Agreement, Deep Down shall be entitled to recover all of its attorney fees and costs of suit from Smith, plus interest on any immediately unpaid balance accruing at the rate of one percent per month.

10.13       No Construction Against Drafter. Smith is encouraged to seek the advice of legal counsel in reviewing this Agreement and has had an opportunity to review and consider the Agreement before entering it. Therefore, in any construction to be made of this Agreement, the Agreement shall not be construed for or against either Party.

10.14       Defend Trade Secrets Act Notice. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Deep Down, Inc.

By: /s/ Charles K. Njuguna
Charles Njuguna, Chief Financial Officer

Ron Smith

By: /s/ Ronald E. Smith
Individually

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Exhibit A

Assets listed under Deep Down’s Fixed Asset Schedule as follows:

•	Deep Down:3301 - Design and Engineer ROV Total
•	Deep Down:4075 - A&M - Shell Ocean Discovery XPRIZE Total
•	Deep Down:4240 Fab of 5Te SWL Telesto Hook Mtd AHC Total
•	Deep Down:4255 - Autonomous ATV
•	ZZ-DDI:0011 Instal. Equip.:66 - Active Heave Compensator - Telesto Total
•	ZZ-DDI:0073 Defense and Environmental Total
•	ZZ-DDI:0073 Defense and Environmental:00 Misc Total
•	ZZ-DDI:0073 Defense and Environmental:01 Atex Thermal w/ IP Camera Total
•	ZZ-DDI:0073 Defense and Environmental:02 EX-129WW-L FIXED STAINLESS STEEL ATEX Total
•	ZZ-DDI:0073 Defense and Environmental:03 Oculus Total
•	ZZ-DDI:0073 Defense and Environmental:05- Predator Total
•	ZZ-DDI:0078 - Saxon Drones:00 - Miscellaneous Total
•	ZZ-DDI:0078 - Saxon Drones:01 - Viper M-10 #1 Total
•	ZZ-DDI:0078 - Saxon Drones:02 - Viper M-10 #2 Total
•	ZZ-DDI:MT0006 - Engine for Donzi
•	ZZ-DDI:MT0007 - Formula engine betterment Q2 2017
•	ZZ-DDI:MT0012 AMM R & D Total
•	ZZ-DDI:MT0013 Kat 25 R & D Total
•	1 Ingersol Rand BU7A Air Winch Tugger
•	Jet Pump
•	Long Lifeboat
•	Dive Chamber

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Exhibit B

Blue 3,500MT Carousel located at Deep Down facility in Houston, TX.

Grey 3,400MT Carousel located at facility leased by Deep Down from Core Industries in Theodore, AL.

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